Exhibit 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
February 14, 2012

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS FULL YEAR NET OPERATING INCOME OF $40.9 MILLION

•	Full year revenue up 11.6% to $837.2 million
•	Full year GAAP combined ratio of 99.7% and accident year combined ratio of 98.7%
•	Full year net operating income of $40.9 million, or $0.78 per diluted share
•	Book value per share of $11.60, up 12.8% from December 31, 2010
•	Quarterly dividend declared of $0.05 per share

Full Year 2011 Overview

Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported full year 2011 net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, of $40.9 million, or $0.78 per diluted share, compared to $58.2 million, or $1.07 per diluted share, in 2010. Net income for the year was $43.6 million, or $0.83 per diluted share, compared to $59.7 million, or $1.10 per diluted share in 2010.

The 2011 GAAP combined ratio was 99.7%, compared to 95.0% in 2010.

The 2011 accident year combined ratio, a non-GAAP measure that excludes the impact of any unfavorable or favorable development on prior year losses, improved to 98.7% from 99.7% in 2010.

The 2011 accident year includes storm losses of $26.3 million which was $9.0 million, or 1.2 percentage points, higher than an expected or ‘normal level’ of storm activity. This higher than expected level of storm losses was partially offset by improved underwriting results as rate increases and underwriting actions begin to take effect. The improvement also reflects the conversion of an existing fee-based program into an insured program where the Company now assumes what is a profitable underwriting risk. Additionally, the current accident year combined ratio benefited from a reduction in performance based variable compensation in the current year as compared to 2010.

PR-0312

PRESS RELEASE	PAGE 2

The 2011 pre-tax results include a $7.3 million increase in the estimate for prior year ultimate losses and loss adjustment expense reserves. The after-tax impact was $4.8 million. The pre-tax increase represents approximately 0.9% of carried reserves as of December 31, 2010. This change in estimate reflects higher than expected losses on isolated prior accident years in automobile liability, excess lines and workers compensation. This was partially offset by favorable development in other lines, particularly medical professional liability and general liability, although at lower levels than in prior quarters.

Commenting on the 2011 loss reserve development, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “Consistent with our culture of responding quickly to adverse experience, we increased our reserves in select lines of business during the year. Over the past twenty-four months we have taken significant rate and underwriting action and we will continue to seek additional rate and underwriting actions for lines of business that are not meeting our profitability targets. We remain pleased with the performance of our California workers’ compensation book of business as indications are that rate increases are keeping up with the underlying loss trends and overall the business remains profitable.”

Full year 2011 gross written premium increased $102.1 million, or 12.7%, to $904.0 million, compared to $801.9 million in 2010. As noted above, the 2011 results reflect the conversion of an existing fee-based program into an insured program where the Company now assumes the underwriting risk. Excluding the impact of the conversion of the existing fee-based program, gross written premium increased $68.0 million, or 8.7% as compared to the prior year. This increase primarily reflects the maturation of existing programs, rate increases that have been achieved and new business initiatives that were implemented during the past twelve months designed to develop specialty niche expertise in a range of areas. These increases were partially offset by reductions in certain programs where pricing or underwriting did not meet the Company’s targets.

Net commission and fee revenue for 2011 declined $2.1 million to $32.1 million from $34.2 million in the prior year. This decrease was primarily driven by the conversion of an existing fee-based program into an insured program where the Company earns premium revenue as opposed to net commission and fee revenue. Excluding the conversion, net commission and fee revenue was up slightly in 2011.

General, selling and administrative costs were $24.8 million for 2011, compared to $22.5 million the prior year. The increase relates primarily to investments in new sales initiatives to stimulate net commission and fee revenue growth, as well as a shift in certain overhead expenses from direct insurance operations to corporate overhead. These items were partially offset by a reduction in performance based variable compensation in 2011 as compared to 2010.

General corporate expenses decreased $5.3 million to $400,000 in 2011, compared to $5.7 million in 2010. The decrease is due to a reduction in the performance based variable compensation accrual in the current year, as compared to accruing a provision for variable compensation in 2010.

Commenting on the year, Mr. Cubbin stated: “During 2011 we faced a range of challenges including an unusually high frequency of storms during the second quarter, sustained soft market pricing conditions, and a prolonged low interest rate environment. Despite these challenges, we delivered profitable underwriting results, increased our book value per share by 12.8% and enhanced our future growth potential by continuing to develop and build out our specialty insurance underwriting capabilities. We will continue to monitor our business results on a granular level, taking any indicated pricing and underwriting actions for lines of business that are not meeting our profitability targets.”

PR-0312

PRESS RELEASE	PAGE 3

Fourth Quarter 2011 Highlights

•	Net operating income was $8.4 million, or $0.16 per diluted share, for the fourth quarter of 2011, compared to $14.2 million, or $0.26 per diluted share, in the fourth quarter of 2010.
•	Net income for the quarter was $8.8 million, or $0.17 per diluted share, compared to $15.4 million, or $0.29 per diluted share in the prior year quarter.
•
The GAAP combined ratio for the fourth quarter was 101.4% during 2011, compared to 95.4% in 2010; 2011 quarterly results include 3.8 percentage points of unfavorable development while 2010 quarterly results include 4.2 percentage points of favorable development.

•	The accident year combined ratio improved to 97.6%, compared to 99.6% in the fourth quarter of 2010.

2012 Guidance Affirmed

For 2012, management expects net operating income to be in a range of $46 million to $51 million, a GAAP combined ratio of 97.5% to 98.5%, and gross written premium in a range of $890 million to $910 million.  Achieving results within these ranges would result in net operating income between $0.90 and $1.00 per diluted share.

Commenting on the 2012 outlook, Mr. Cubbin stated: “Despite achieving an overall underwriting profit for the year, we are disappointed with the 2011 results. We have responded to a challenging market with appropriate underwriting and rating actions to help us return to a more acceptable level of underwriting profit. We remain optimistic about our future prospects and believe our balanced business model positions us well to deliver good results despite the low interest rate environment and on-going competitive pricing conditions.”

Other Matters

Shareholders’ Equity:
Shareholder’s equity increased 8.3% to $592.4 million at December 31, 2011 from $547.1 million at December 31, 2010; this equates to an increase in book value per share of 12.8% to $11.60 per share at December 31, 2011 compared to $10.28 per share at December 31, 2010, on a lower share count.

Statutory Surplus:
At December 31, 2011, the combined statutory surplus of Meadowbrook’s insurance subsidiaries grew to $385.4 million, compared to $370.5 million at December 31, 2010.

Premium Leverage Ratios:
As of December 31, 2011, on a trailing twelve month statutory consolidated basis, the gross and net premium leverage ratios were 2.3 to 1.0 and 2.0 to 1.0, respectively. As a reference point, the Company’s target ratios for gross and net written premium to statutory surplus are 2.75 to 1.0 and 2.25 to 1.0, respectively.

Cash Flows from Operations:
For the twelve months ended December 31, 2011, operating cash flows were $138.1 million.

For the three months ended December 31, 2011, operating cash flows were $43.2 million.

Investment Portfolio:
Full year 2011 net investment income increased $349,000 to $54.5 million from $54.2 million in 2010. The 2010 results include a full year of accretion on a security that was previously impaired, but deemed to have recovered subsequent to the impairment. This security recovered fully and matured in the second quarter of 2011. Excluding the income amounts on this security in both 2011 and 2010, net investment income would have increased $806,000. This increase was driven by a higher average invested asset balance and partially offset by the prolonged low interest rate environment. Average invested assets (including cash) increased $142.2 million, or 11.2%, to $1.4 billion in 2011, from $1.3 billion in 2010, primarily due to positive operating cash flow. The annual average pre-tax investment yield for 2011 was 3.9% compared to 4.3% in 2010.

PR-0312

PRESS RELEASE	PAGE 4

Net investment income for the fourth quarter of 2011 was $13.7 million compared to $14.0 million in the fourth quarter of 2010. The decrease was driven by 2010 accretion on a security that was previously impaired, but deemed to have recovered subsequent to the impairment. This security recovered fully and matured in the second quarter of 2011. Excluding this security, net investment income would have been up slightly driven by an increase in the Company’s average invested asset base. Average invested assets (including cash) increased $120.0 million, or 8.9%, to $1.5 billion in the fourth quarter of 2011, from $1.4 billion in the fourth quarter of 2010, primarily due to positive operating cash flow. The quarterly average pre-tax investment yield for 2011 was 3.7% compared to 4.2% in 2010.

At December 31, 2011, pre-tax book yield was 4.0% compared to 4.2% at December 31, 2010. The effective duration of the portfolio was 4.9 years at December 31, 2011, compared to 5.0 years at December 31, 2010. Management monitors the duration of both the investment portfolio and the loss reserves to ensure that cash flows from invested assets are appropriately matched to cover loss reserve payments.

Debt to Equity Ratio:
At December 31, 2011, our debt-to-equity ratio was 18.5%, compared to 21.7% at December 31, 2010.  The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 4.8% at December 31, 2011, compared to 6.9% at December 31, 2010.

Dividend and Share Repurchases:
On February 9, 2012, the Board of Directors declared a quarterly dividend of $0.05 per share payable on April 5, 2012 to shareholders of record as of March 21, 2012.

The Company repurchased approximately 2.2 million shares during 2011 at an average cost of $9.19 per share.  Accretive share repurchase activity during the year increased book value per share by $0.09.

Management is currently authorized to repurchase up to an additional 5.0 million of shares under the Share Repurchase Plan.

Conference Call

Meadowbrook’s 2011 fourth quarter results will be discussed by management in more detail on Wednesday, February 15, 2012 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

PR-0312

PRESS RELEASE	PAGE 5

For those who cannot listen to the live conference call, a replay of the call will be available through February 26, 2012 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 386660. The webcast will be archived and available for replay through May 1, 2012.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

PR-0312

EARNINGS RELEASE	PAGE 6

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	DECEMBER 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2011	2010

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,487,680	$1,345,257
Premium and agents balances	183,160	169,865
Reinsurance recoverable	325,754	294,196
Deferred policy acquisition costs	85,663	78,755
Prepaid reinsurance premiums	33,754	28,208
Goodwill	120,792	118,842
Other assets	144,491	142,518

Total Assets	$2,381,294	$2,177,641

LIABILITIES
Loss and loss adjustment expense reserves	$1,194,977	$1,065,056
Unearned premium reserves	386,750	352,585
Debt	28,375	37,750
Debentures	80,930	80,930
Other liabilities	97,834	94,219
Total Liabilities	1,788,866	1,630,540

STOCKHOLDERS' EQUITY
Common stockholders' equity	592,428	547,101

Total Liabilities & Stockholders' Equity	$2,381,294	$2,177,641

Book value per common share	$11.60	$10.28

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$10.28	$9.61

EARNINGS RELEASE	PAGE 7

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
Share & Per Share Data)	ENDED DECEMBER 31,		ENDED DECEMBER 31,

SUMMARY DATA	2011	2010	2011	2010

Gross written premiums	$223,117	$200,716	$904,026	$801,900
Net written premiums	191,712	174,186	776,253	693,599

REVENUES
Net earned premiums	$201,920	$173,775	$747,635	$659,840
Net commissions and fees	8,487	7,367	32,115	34,239
Net investment income	13,683	13,975	54,522	54,173
Net realized gains	680	1,376	2,949	1,817
Total Revenues	224,770	196,493	837,221	750,069
EXPENSES
Net losses and loss adjustment expenses	139,730	107,019	495,351	399,650
Policy acquisition and other underwriting expenses	65,091	58,769	249,644	227,031
General selling and administrative expenses	7,024	5,386	24,775	22,494
General corporate expenses	(509)	1,259	400	5,668
Amortization expense	1,327	1,209	4,973	4,966
Interest expense	2,027	2,199	8,347	9,458
Total Expenses	214,690	175,841	783,490	669,267
INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES
Income tax expense	1,772	5,921	12,481	23,817
Equity earnings of affiliates, net of tax	523	672	2,418	2,263
Equity earnings of unconsolidated subsidiaries, net of tax	(27)	(13)	(57)	473
NET INCOME	$8,804	$15,390	$43,611	$59,721

Less: Net realized gains, net of tax	431	1,222	2,699	1,505

NET OPERATING INCOME (1)	$8,373	$14,168	$40,912	$58,216

Diluted earnings per common share
Net income	$0.17	$0.29	$0.83	$1.10
Net operating income	$0.16	$0.26	$0.78	$1.07
Diluted weighted average common shares outstanding	51,050,204	53,545,688	52,404,377	54,289,131

GAAP ratios:
Loss & LAE ratio	69.2%	61.6%	66.3%	60.6%
Other underwriting expense ratio	32.2%	33.8%	33.4%	34.4%
GAAP combined ratio	101.4%	95.4%	99.7%	95.0%

(1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains net of taxes associated with such gains.

EARNINGS RELEASE	PAGE 8

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
	ENDED DECEMBER 31,		ENDED DECEMBER 31,

	2011	2010	2011	2010
Net earned premium	$201,920	$173,775	$747,635	$659,840
Net losses & loss adjustment expenses (1)	139,730	107,019	495,351	399,650
Policy acquisition and other underwriting expenses	65,091	58,769	249,644	227,031
(loss) profit from net earned premium	(2,901)	7,987	2,640	33,159
Net investment income	13,683	13,975	54,522	54,173
Profit from insurance operations	10,782	21,962	57,162	87,332

Net commissions and fees	$8,487	$7,367	$32,115	$34,239
General selling & administrative expenses	7,024	5,386	24,775	22,494
Profit from net commissions & fees	1,463	1,981	7,340	11,745

General corporate expense	$(509)	$1,259	$400	$5,668
Amortization expense	1,327	1,209	4,973	4,966
Interest expense	2,027	2,199	8,347	9,458
Other expenses	2,845	4,667	13,720	20,092

Profit from insurance operations	$10,782	$21,962	$57,162	$87,332
Profit from net commissions & fees	1,463	1,981	7,340	11,745
Other expenses	(2,845)	(4,667)	(13,720)	(20,092)
Net capital gains	680	1,376	2,949	1,817
Pretax income	$10,080	$20,652	$53,731	$80,802

Key ratios:
GAAP combined ratio	101.4%	95.4%	99.7%	95.0%
Accident year combined ratio (2)	97.6%	99.6%	98.7%	99.7%

(1) The three months ended December 31, 2011 and 2010 include unfavorable development of $7,677 and favorable development of $7,272, respectively.  The twelve months ended December 31, 2011 and 2010 include unfavorable development of $7,311 and favorable development of $31,003, respectively.
(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.